Exhibit 99.1

           Alliance Laundry Holdings LLC Reports 2nd Qtr 2005 Earnings


    RIPON, Wis.--(BUSINESS WIRE)--Aug. 10, 2005--Alliance Laundry Holdings LLC announced today results for the quarter and six months ended June 30, 2005.
    Net revenues for the quarter ended June 30, 2005 increased $12.3 million, or 16.8%, to $85.7 million from $73.4 million for the quarter ended June 30, 2004. Our net loss for the quarter ended June 30, 2005 was $2.7 million as compared to net income of $6.2 million for the quarter ended June 30, 2004. Adjusted EBITDA(i) for the quarter ended June 30, 2005 was $16.6 million compared with Adjusted EBITDA of $16.1 million for the quarter ended June 30, 2004.
    The overall net revenue increase of $12.3 million was attributable to higher commercial and consumer laundry revenue of $11.7 million and service parts revenue of $0.6 million. Our net loss for the quarter ended June 30, 2005 included $8.0 million of transaction costs incurred in establishing a new asset backed facility for the sale of equipment notes and trade receivables, and amortization of $0.6 million related to an inventory step-up to fair market value recorded on the acquisition date, with no similar costs in 2004.
    Net revenues for the six months ended June 30, 2005 increased $15.9 million, or 11.4%, to $155.6 million from $139.7 million for the six months ended June 30, 2004. Our net loss for the six months ended June 30, 2005 was $34.1 million as compared to net income of $10.4 million for the six months ended June 30, 2004. Adjusted EBITDA(i) for the six months ended June 30, 2005 was $29.2 million as compared with Adjusted EBITDA of $31.2 million for the six months ended June 30, 2004.
    In announcing the Company's results today, CEO and President Thomas F. L'Esperance said, "We are extremely pleased with our top line revenue growth of 16.8% for the quarter ended June 30, 2005. Leading the way for the quarter was higher international equipment revenue of $4.4 million, higher North American commercial equipment revenue of $4.1 million and higher consumer laundry revenue of $2.2 million."
    "We are very pleased to have the purchase of Alliance by Ontario Teachers and the establishment of our new asset backed facility behind us and look forward to focusing our efforts on growing the business and delevering the Company," said L'Esperance.

    Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading North American manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners. Alliance offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under the well known brand names Speed Queen(R), UniMac(R), Huebsch(R) and Ajax(R).

    (i) Non-GAAP Financial Measures

    In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in the indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the indenture governing our 2005 Senior Subordinated Notes in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our New Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. A reconciliation from Net (Loss) Income to EBITDA and from EBITDA to Adjusted EBITDA is provided under the heading Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter and Six Months Ended June 30, 2005 of this press release.

    Safe Harbor for Forward-Looking Statements

    With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2004.

    Financial information for Alliance Laundry Holdings LLC appears on the next two pages, followed by management's discussion and analysis of financial condition and results of operations for the quarter and six months ended June 30, 2005.


                     ALLIANCE LAUNDRY HOLDINGS LLC
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                               June 30,   December 31,
                                                 2005         2004
                                             ------------ ------------
                                              Successor   Predecessor
                   Assets                    (unaudited)   (audited)
Current assets:
  Cash                                            $2,780      $11,471
  Accounts receivable, net                        16,224        5,611
  Inventories, net                                29,418       26,761
  Beneficial interests in securitized
   accounts receivable                            15,634       19,479
  Deferred income tax assets                       4,583            -
  Prepaid expenses and other                       2,565        1,088
                                             ------------ ------------
    Total current assets                          71,204       64,410

Notes receivable, net                              5,461        6,742
Property, plant and equipment, net                71,170       30,481
Goodwill                                         139,903       55,414
Beneficial interests in securitized
 financial assets                                 19,712       19,379
Deferred income tax assets                         7,129            -
Debt issuance costs, net                          12,319        5,751
Other intangibles, net                           149,208        1,839
                                             ------------ ------------
    Total assets                                $476,106     $184,016
                                             ============ ============

  Liabilities and Member's Equity (Deficit)
Current liabilities:
  Current portion of long-term debt                   $-      $12,036
  Revolving credit facility                            -            -
  Accounts payable                                 9,427       11,618
  Other current liabilities                       24,189       24,718
                                             ------------ ------------
    Total current liabilities                     33,616       48,372

Long-term debt:
  Senior credit facility                         195,000      118,218
  Senior subordinated notes                      149,289      110,000
  Junior subordinated note                             -       28,776
  Other long-term debt                                 -          529

Deferred income tax liability                          -            -
Other long-term liabilities                        7,063        7,218
Mandatorily redeemable preferred interests             -        6,000
                                             ------------ ------------
    Total liabilities                            384,968      319,113

Commitments and contingencies
Mandatorily redeemable preferred interests             -            -
Member's equity (deficit)                         91,138     (135,097)
                                             ------------ ------------
  Total liabilities and member's equity
   (deficit)                                    $476,106     $184,016
                                             ============ ============


                     ALLIANCE LAUNDRY HOLDINGS LLC
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                              (unaudited)
                            (in thousands)


                                Three Months Three Months
                                   Ended        Ended
                                  June 30,     June 30,
                                    2005         2004
                                ------------ ------------
                                 Successor   Predecessor
Net revenues:
  Commercial and consumer
   laundry                          $75,578      $63,910
  Service parts                      10,087        9,460
                                ------------ ------------
                                     85,665       73,370

Cost of sales                        65,081       52,239
                                ------------ ------------
Gross profit                         20,584       21,131
                                ------------ ------------

Selling, general and
 administrative expense              10,116        9,125
Securitization and other costs        8,015            -
Transaction costs associated
 with sale of business                    -            -
                                ------------ ------------
Total operating expenses             18,131        9,125
                                ------------ ------------
    Operating income (loss)           2,453       12,006

Interest expense                      7,537        5,260
Loss from early extinguishment
 of debt                                  -            -
Costs related to abandoned
 public offerings                         -          540
                                ------------ ------------
Other income (expense), net               -            -
                                ------------ ------------
    (Loss) income before taxes       (5,084)       6,206
Income tax (benefit) provision       (2,352)           5
                                ------------ ------------
    Net (loss) income               $(2,732)      $6,201
                                ============ ============



                                 January 28,   January 1,  Six Months
                                2005 through  2005 through   Ended
                                  June 30,    January 27,   June 30,
                                    2005         2005         2004
                                ------------ ------------ ------------
                                 Successor   Predecessor  Predecessor
Net revenues:
  Commercial and consumer
   laundry                         $117,329      $17,470     $120,218
  Service parts                      17,579        3,213       19,432
                                ------------ ------------ ------------
                                    134,908       20,683      139,650

Cost of sales                       108,418       15,585       97,760
                                ------------ ------------ ------------
Gross profit                         26,490        5,098       41,890
                                ------------ ------------ ------------

Selling, general and
 administrative expense              16,858        3,829       17,778
Securitization and other costs        8,015            -            -
Transaction costs associated
 with sale of business                    -       18,790            -
                                ------------ ------------ ------------
Total operating expenses             24,873       22,619       17,778
                                ------------ ------------ ------------
    Operating income (loss)           1,617      (17,521)      24,112

Interest expense                     11,301          995       12,370
Loss from early extinguishment
 of debt                                  -        9,867            -
Costs related to abandoned
 public offerings                         -            -        1,268
                                ------------ ------------ ------------
Other income (expense), net               -            -            -
                                ------------ ------------ ------------
    (Loss) income before taxes       (9,684)     (28,383)      10,474
Income tax (benefit) provision       (4,021)           9           54
                                ------------ ------------ ------------
    Net (loss) income               $(5,663)    $(28,392)     $10,420
                                ============ ============ ============


                     ALLIANCE LAUNDRY HOLDINGS LLC
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (unaudited)
                            (in thousands)

                                 January 28,   January 1,  Six Months
                                2005 through  2005 through   Ended
                                  June 30,    January 27,   June 30,
                                    2005         2005         2004
                                ------------ ------------ ------------
                                 Successor   Predecessor  Predecessor
Cash flows from operating
 activities:
  Net (loss) income                 $(5,663)    $(28,392)     $10,420
  Adjustments to reconcile net
   income to net cash provided
   by (used in) operating
   activities:
      Depreciation and
       amortization                  10,365          526        5,118
      Non-cash interest                  36          351        1,797
      Non-cash incentive unit
       compensation                       -        1,089          670
      Non-cash debt financing
       write-off                          -        5,751            -
      Non-cash loss from early
       extinguishment of debt             -            -            -
      Non-cash inventory
       expense                        6,246            -            -
      Deferred income tax
       assets                        (4,060)           -            -
      (Gain) loss on sale of
       property, plant and
       equipment                          3            -           52
      Changes in assets and
       liabilities:
        Accounts receivable         (10,057)        (556)       1,240
        Inventories                    (824)      (1,833)        (518)
        Other assets                  6,220          101       (1,316)
        Accounts payable            (21,267)      19,076           34
        Other liabilities             3,180       (2,732)        (746)
                                ------------ ------------ ------------
      Net cash (used in)
       provided by operating
       activities                   (15,821)      (6,619)      16,751
                                ------------ ------------ ------------

Cash flows from investing
 activities:
  Additions to property, plant
   and equipment                     (2,072)        (188)      (1,647)
  Proceeds on disposal of
   property, plant and
   equipment                              1            -            5
                                ------------ ------------ ------------
      Net cash used in
       investing activities          (2,071)        (188)      (1,642)
                                ------------ ------------ ------------

Cash flows from financing
 activities:
  Principal payments on long-
   term debt                         (5,000)           1      (12,121)
  Net increase in revolving
   line of credit borrowings              -            -            -
  Proceeds from senior term
   loan                             200,000            -            -
  Proceeds from senior
   subordinated notes               149,250            -            -
  Repayment of long-term debt      (275,920)           -            -
  Contribution from member          117,000            -            -
  Distribution to old
   unitholders                     (154,658)           -            -
  Debt financing costs              (13,230)           -            -
  Cash paid for capitalized
   offering related costs            (1,364)           -         (375)
  Net proceeds - management
   note                                   -          (71)           -
  Repayment of management note            -            -            -
  Proceeds from long-term debt            -            -            -

                                ------------ ------------ ------------
      Net cash provided by
       (used in) financing
       activities                    16,078          (70)     (12,496)
                                ------------ ------------ ------------

Decrease (increase) in cash          (1,814)      (6,877)       2,613
Cash at beginning of period           4,594       11,471        7,937
                                ------------ ------------ ------------
Cash at end of period                $2,780       $4,594      $10,550
                                ============ ============ ============


    Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter and Six Months Ended June 30, 2005

    OVERVIEW

    As a result of the January 27, 2005 acquisition of 100% of the outstanding equity interests in Alliance Laundry Holdings LLC by ALH Holding Inc. ("ALH"), activity that occurred prior to January 27, 2005 has been reflected as the Predecessor and activity that occurred after January 27, 2005 has been reflected as the Successor. We have inserted a dark vertical line to segregate the activities of the Predecessor and Successor. The distinction between Predecessor and Successor relates to the application of purchase accounting in accordance with Statement of Financial Standard (SFAS) No. 141, "Business Combinations". The basis of the assets and liabilities has been reflected at fair market values in the Successor financial statements.
    Throughout this earnings release, we refer to Alliance Laundry Holdings LLC, a Delaware limited liability company, as "Alliance Holdings," and, together with its consolidated operations, as "Alliance," "we," "our," "Predecessor," "Successor" and "us," unless otherwise indicated. Any reference to "Alliance Laundry" refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated.
    The unaudited financial statements as of and for the quarter ended June 30, 2005 present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC, including our wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation.
    This news release for the period ended June 30, 2005 should be read in conjunction with the audited financial statements presented in our Annual Report on Form 10-K (file no. 333-56857) filed with the Securities and Exchange Commission, which includes our audited financial statements as of and for the year ended December 31, 2004.

    SALE OF ALLIANCE LAUNDRY HOLDINGS LLC

    On January 27, 2005, ALH Holding Inc. ("ALH"), an entity formed by Teachers' Private Capital, the private equity arm of Ontario Teachers' Pension Plan Board ("OTPP"), acquired 100% of the outstanding equity interests in Alliance Holdings pursuant to a unit purchase agreement for aggregate consideration of $466.3 million. In connection with such acquisition, the executive officers of Alliance Laundry acquired $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Holdings and cash pursuant to ALH's stock purchase and rollover investment plan. A portion of the aggregate acquisition consideration was used to repay our existing indebtedness, redeem our outstanding preferred equity interests and pay certain fees and expenses payable in connection with the consummation of the acquisition and the financing transactions described below, and the balance was paid to the then current equity holders of Alliance Holdings.
    We refer to the acquisition of Alliance Holdings and the related management investments in ALH as the "Acquisition." The Acquisition was financed with $350.0 million of debt financing described below, the management equity, approximately $107.4 million of new equity capital from OTPP and available cash. As a result of the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Holdings, all of the equity interests of Alliance Holdings are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is owned by our management.
    In connection with the closing of the Acquisition, we consummated the following financing transactions, (the "Financing Transactions", which we refer to, together with the Acquisition, as the "Transactions"):

    -- the closing of the issuance of $150.0 million 8 1/2% senior subordinated notes due January 15, 2013, the "2005 Senior
        Subordinated Notes." The proceeds from the 2005 Senior
        Subordinated Notes offering were $149.3 million;

    -- the closing of Alliance Laundry's new $250.0 million senior secured credit facility, which we refer to as the "New Senior Credit Facility," consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility. On the closing date (January 27, 2005), the term loan facility was drawn in full, but the revolving credit facility remained undrawn; and

    -- the settlement of the tender offer and consent solicitation, or the tender offer, initiated by us on January 4, 2005 for the $110.0 million aggregate principal amount of our then outstanding 9 5/8% Senior Subordinated Notes due 2008 (the "1998 Senior Subordinated Notes"). The tender offer expired at 5:00 PM New York City time on February 2, 2005, and approximately 5.10% of the total principal amount of the 1998 Senior Subordinated Notes remained outstanding after the consummation of the tender offer. We redeemed the remaining 1998 Senior Subordinated Notes in accordance with the indenture governing such notes on March 7, 2005.

    In connection with the consummation of the Transactions, Alliance Laundry and Alliance Laundry Corporation became the obligors under the 2005 Senior Subordinated Notes. Alliance Laundry is the borrower and obligor under the New Senior Credit Facility and Alliance Laundry Corporation became a guarantor under the New Senior Credit Facility, and Alliance Holdings became a guarantor of the New Senior Credit Facility and the 2005 Senior Subordinated Notes.

    Alliance Laundry Corporation is a wholly-owned subsidiary of Alliance Laundry and was originally incorporated for the sole purpose of serving as a co-issuer of the 1998 Senior Subordinated Notes. Alliance Holdings is the parent of Alliance Laundry and has provided a full and unconditional guarantee of the 2005 Senior Subordinated Notes. Alliance Holdings and Alliance Laundry Corporation do not have any operations or assets independent of Alliance Laundry.

    RESULTS OF OPERATIONS

    As a result of the Acquisition, the Consolidated Financial Statements present our results of operations, financial position and cash flows prior to the date of the Acquisition transaction under "Predecessor." The financial effects of the Acquisition transaction and our results of operations, financial position and cash flows following the closing of the Acquisition are presented under "Successor." In accordance with generally accepted accounting principles in the United States, or GAAP, our Predecessor results have not been aggregated with our Successor results and, accordingly, our Consolidated Financial Statements do not show results of operations or cash flows for the six months ended June 30, 2005. However, in order to facilitate an understanding of our results of operations for the six months ended June 30, 2005 in comparison with the six months ended June 30, 2004, we have presented and discussed below our Predecessor results and our Successor results on a combined basis. The combined results of operations are non-GAAP financial measures and should not be considered in isolation or as a substitute for the Predecessor and Successor results.
    The following table sets forth our historical net revenues for the periods indicated:


                                                Quarter Ended
                                       -------------------------------
                                        June 30, 2005   June 30, 2004
                                       --------------- ---------------
                                            (Dollars in millions)
Net revenues:
  Commercial laundry                            $75.6           $63.9
  Service parts                                  10.1             9.5
                                       --------------- ---------------
                                                $85.7           $73.4
                                       =============== ===============


    The following table sets forth certain condensed historical financial data for us expressed as a percentage of net revenues for each of the periods indicated:


                                                      Quarter Ended
                                                   -------------------
                                                   June 30,  June 30,
                                                      2005      2004
                                                   --------- ---------

Net revenues                                          100.0%    100.0%
Cost of sales                                          76.0%     71.2%
Gross profit                                           24.0%     28.8%
Selling, general and administrative expense            11.8%     12.4%
Securitization and other costs                          9.4%        -
  Operating income                                      2.9%     16.4%
    Net income                                        (3.2%)      8.5%


    Net revenues. Net revenues for the quarter ended June 30, 2005 increased $12.3 million, or 16.8%, to $85.7 million from $73.4 million for the quarter ended June 30, 2004. This increase was attributable to higher commercial and consumer laundry revenue of $11.7 million and service parts revenue of $0.6 million. The increase in commercial and consumer laundry revenue was due to higher international revenue of $4.4 million, higher North American commercial equipment revenue of $4.1 million, higher consumer laundry revenue of $2.2 million and higher earnings from our off-balance sheet equipment financing program of $1.0 million. Revenue for North America was higher for coin-operated laundry customers and on-premise laundries. Revenue for international customers was higher primarily in Europe, Asia and Latin America. Alliance re-entered the consumer laundry marketplace in the third quarter of 2004, and as such, there was no comparable revenue recognized in the second quarter of 2004. Our off-balance sheet equipment financing program earnings were higher due to an increase in notes sold and due to adjusting beneficial interests to their respective fair market values.
    Gross profit. Gross profit for the quarter ended June 30, 2005 decreased $0.5 million, or 2.6%, to $20.6 million from $21.1 million for the quarter ended June 30, 2004. This decrease was primarily attributable to higher depreciation expense of $2.0 million driven by the Acquisition asset write-up to fair market values, nickel and chrome surcharges of $0.9 million related to stainless steel purchases, the amortization of $0.6 million related to an inventory step-up to fair market value recorded on the Acquisition date, and higher medical and workers compensation costs of $0.3 million. These increased charges and costs, as well as significant steel cost increases as compared to the prior year, were mostly offset by price increases which were effective during the quarter ended March 31, 2005. As a result of these factors, gross profit as a percentage of net revenues decreased to 24.0% for the quarter ended June 30, 2005 from 28.8% for the quarter ended June 30, 2004.
    Selling, general and administrative expense. Selling, general and administrative expense for the quarter ended June 30, 2005 increased $1.0 million, or 10.9%, to $10.1 million from $9.1 million for the quarter ended June 30, 2004. The increase in selling, general and administrative expense was primarily due to increased amortization expenses of $1.0 million driven by Acquisition date write-ups to fair market value for customer agreements, engineering drawings, and our distribution network. Sales expenses also increased by $0.5 million as compared to the prior period due to higher trade show expenses and costs associated with the higher sales volumes. Selling, general and administrative expense as a percentage of net revenues decreased to 11.8% for the quarter ended June 30, 2005 as compared to 12.4% for the quarter ended June 30, 2004 as these costs did not increase as significantly as net revenues.
    Securitization and other costs. Securitization and other costs for the quarter ended June 30, 2005 were $8.0 million, with no similar costs in 2004. These costs are comprised of $8.0 million of transaction costs incurred in establishing a new asset backed facility for the sale of equipment notes and trade receivables. Securitization and other costs as a percentage of net revenues was 9.4% for the quarter ended June 30, 2005.
    Operating income (loss). As a result of the foregoing, operating income (loss) for the quarter ended June 30, 2005 decreased $9.5 million, or 79.6%, to $2.5 million from $12.0 million for the quarter ended June 30, 2004. Operating income as a percentage of net revenues decreased to 2.9% for the quarter ended June 30, 2005 as compared to 16.4% for the quarter ended June 30, 2004.
    Interest expense. Interest expense for the quarter ended June 30, 2005 increased $2.2 million, or 43.3%, to $7.5 million from $5.3 million for the quarter ended June 30, 2004. Interest expense in 2005 includes an unfavorable non-cash adjustment of $0.7 million to reflect changes in the fair value of an interest rate swap agreement entered into after the Acquisition. Interest expense in 2004 includes a favorable non-cash adjustment of $1.5 million to reflect changes in the fair value of a previous interest rate swap agreement.
    Net (loss) income. As a result of the foregoing, our net loss for the quarter ended June 30, 2005 was $2.7 million as compared to net income of $6.2 million for the quarter ended June 30, 2004. Net (loss) income as a percentage of net revenues for the quarter ended June 30, 2005 was a negative 3.2% as compared to a positive 8.5% for the quarter ended June 30, 2004.
    Below is a reconciliation of the combined results of operations for the periods presented (in thousands):


                    January 28,  January 1,   Six Months   Six Months
                   2005 through 2005 through    Ended        Ended
                     June 30,    January 27,   June 30,     June 30,
                      2005         2005         2005         2004
                   ------------ ------------ ------------ ------------
                    Successor   Predecessor    Combined   Predecessor
Net revenues:
  Commercial and
   consumer
   laundry            $117,329      $17,470     $134,799     $120,218
  Service parts         17,579        3,213       20,792       19,432
                   ------------ ------------ ------------ ------------
                       134,908       20,683      155,591      139,650

Cost of sales          108,418       15,585      124,003       97,760
                   ------------ ------------ ------------ ------------
Gross profit            26,490        5,098       31,588       41,890

Selling, general
 and
 administrative
 expense                16,858        3,829       20,687       17,778
Securitization and
 other costs             8,015            -        8,015            -
Transaction costs
 associated with
 sale of business            -       18,790       18,790            -
                   ------------ ------------ ------------ ------------
Total operating
 expense                24,873       22,619       47,492       17,778
                   ------------ ------------ ------------ ------------
    Operating
     income (loss)       1,617      (17,521)     (15,904)      24,112

Interest expense        11,301          995       12,296       12,370
Loss from early
 extinguishment of
 debt                        -        9,867        9,867            -
Costs related to
 abandoned public
 offerings                   -            -            -        1,268
                   ------------ ------------ ------------ ------------
    (Loss) income
     before taxes       (9,684)     (28,383)     (38,067)      10,474
Provision for
 income taxes           (4,021)           9       (4,012)          54
                   ------------ ------------ ------------ ------------
    Net (loss)
     income            $(5,663)    $(28,392)    $(34,055)     $10,420
                   ============ ============ ============ ============


    Below is a reconciliation of certain items of the combined statements of cash flows for the periods presented (in thousands):


                    January 28,  January 1,   Six Months   Six Months
                   2005 through 2005 through    Ended        Ended
                     June 30,    January 27,   June 30,     June 30,
                      2005         2005         2005         2004
                   ------------ ------------ ------------ ------------
                    Successor   Predecessor    Combined   Predecessor
Net cash provided
 by (used in)
 operations             $6,927     $(20,675)    $(13,748)     $18,057
Net cash (used
 for) provided by
 working capital       (22,748)      14,056       (8,692)      (1,306)
                   ------------ ------------ ------------ ------------
Net cash (used in)
 provided by
 operating
 activities           $(15,821)     $(6,619)    $(22,440)     $16,751
                   ------------ ------------ ------------ ------------

Cash flows from
 investing
 activities:
  Additions to
   property, plant
   and equipment        (2,072)        (188)      (2,260)      (1,647)
  Proceeds on
   disposal of
   property, plant
   and equipment             1            -            1            5
                   ------------ ------------ ------------ ------------
    Net cash used
     in investing
     activities        $(2,071)       $(188)     $(2,259)     $(1,642)
                   ------------ ------------ ------------ ------------

Cash flows from
 financing
 activities:
  Principal
   payments on
   long-term debt       (5,000)           1       (4,999)     (12,121)
  Proceeds from
   senior term
   loan                200,000            -      200,000            -
  Proceeds from
   senior
   subordinated
   notes               149,250            -      149,250            -
  Repayment of
   long-term debt     (275,920)           -     (275,920)           -
  Contribution
   from member         117,000            -      117,000            -
  Distribution to
   old unitholders    (154,658)           -     (154,658)           -
  Debt financing
   costs               (13,230)           -      (13,230)           -
  Cash paid for
   capitalized
   offering
   related costs        (1,364)           -       (1,364)        (375)
  Net proceeds -
   management note           -          (71)         (71)           -
                   ------------ ------------ ------------ ------------
    Net cash
     provided by
     (used in)
     financing
     activities        $16,078         $(70)     $16,008     $(12,496)
                   ============ ============ ============ ============


    Net revenues. Net revenues for the six months ended June 30, 2005 increased $15.9 million, or 11.4%, to $155.6 million from $139.7 million for the six months ended June 30, 2004. This increase was attributable to higher commercial and consumer laundry revenue of $14.5 million and service parts revenue of $1.4 million. The increase in commercial and consumer laundry revenue was due to higher international revenue of $5.6 million, higher North American commercial equipment revenue of $5.2 million, higher consumer laundry revenue of $3.4 million and higher earnings from our off-balance sheet equipment financing program of $0.3 million. Revenue for North America was higher for coin-operated laundry customers and on-premise laundries. Revenue for international customers was higher in Europe, Asia, middle eastern countries and Latin America. Alliance re-entered the consumer laundry marketplace in the third quarter of 2004, and as such, there was no comparable revenue recognized in the first six months of 2004.
    Gross profit. Gross profit for the six months ended June 30, 2005 decreased $10.3 million, or 24.6%, to $31.6 million from $41.9 million for the six months ended June 30, 2004. This decrease was primarily attributable to the amortization of $6.2 million related to an inventory step-up to fair market value recorded on the Acquisition date, higher depreciation expense of $3.4 million driven by the Acquisition asset write-up to fair market values, material cost increases of $8.4 million mostly related to steel cost increases and higher medical and workers compensation costs of $0.7 million. These cost increases as compared to the prior year were mostly offset by margins associated with higher sales volumes and price increases which were effective during the quarter ended March 31, 2005. As a result of these factors, gross profit as a percentage of net revenues decreased to 20.3% for the six months ended June 30, 2005 from 30.0% for the six months ended June 30, 2004.
    Selling, general and administrative expense. Selling, general and administrative expense for the six months ended June 30, 2005 increased $2.9 million, or 16.4%, to $20.7 million from $17.8 million for the six months ended June 30, 2004. The increase in selling, general and administrative expense was primarily due to $1.7 million of increased amortization expenses driven primarily by Acquisition date write-ups to fair market value for customer agreements, engineering drawings, and our distribution network and charges related to $1.1 million of non-cash incentive compensation resulting from the acceleration of vesting for incentive units on the date of the Acquisition. Sales expenses also increased by $0.7 million as compared to the prior period due to incremental costs associated with consumer laundry and higher trade show costs in the second quarter. As a result of these factors, selling, general and administrative expense as a percentage of net revenues increased to 13.2% for the six months ended June 30, 2005 as compared to 12.7% for the six months ended June 30, 2004.
    Transaction costs associated with sale of business. Transaction costs associated with sale of business for the six months ended June 30, 2005 were $18.8 million, with no similar costs in 2004. These costs are comprised of seller transaction fees including transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, a management sale bonus of $6.2 million and advisory fees to Bain Capital Partners LLC and Bruckman, Rosser, Sherrill & Co. of $6.8 million. Transaction costs associated with sale of business as a percentage of net revenues was 12.1% for the six months ended June 30, 2005. All transaction costs associated with the sale of the business were incurred during the quarter ended March 31, 2005.
    Operating income (loss). As a result of the foregoing, operating income (loss) for the six months ended June 30, 2005 decreased $40.0 million, to a loss of $15.9 million as compared to operating income of $24.1 million for the six months ended June 30, 2004. Operating income as a percentage of net revenues decreased to negative 10.2% for the six months ended June 30, 2005 as compared to a positive 17.3% for the six months ended June 30, 2004.
    Interest expense. Interest expense for the six months ended June 30, 2005 decreased $0.1 million, or 0.6%, to $12.3 million from $12.4 million for the six months ended June 30, 2004. Interest expense in 2005 includes a favorable non-cash adjustment of $0.4 million to reflect changes in the fair value of an interest rate swap agreement entered into after the Acquisition. Interest expense in 2004 includes a favorable non-cash adjustment of $1.1 million to reflect changes in the fair value of a previous interest rate swap agreement. Interest expense in 2005 also includes the recognition of $0.7 million of interest income related to investor promissory notes for the period from May 5, 1998 through January 27, 2005 in accordance with applicable accounting requirements.
    Loss on early extinguishment of debt. Loss on early extinguishment of debt for the six months ended June 30, 2005 was $9.9 million, with no similar costs in 2004. These costs include the write-off of $5.8 million of unamortized deferred financing costs associated with pre-Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes. Offering related expense as a percentage of net revenues was 6.3% for the six months ended June 30, 2005.
    Net (loss) income. As a result of the foregoing, our net loss for the six months ended June 30, 2005 was $34.1 million as compared to net income of $10.4 million for the six months ended June 30, 2004. Net (loss) income as a percentage of net revenues for the six months ended June 30, 2005 was a negative 21.9% as compared to a positive 7.5% for the six months ended June 30, 2004.

    LIQUIDITY AND CAPITAL RESOURCES

    In connection with the consummation of the January 27, 2005 Transactions, we refinanced substantially all of our indebtedness with the proceeds of the offering of the 2005 Senior Subordinated Notes and borrowings under the New Senior Credit Facility.
    2002 Senior Credit Facility. All borrowings under our amended and restated credit agreement dated as of August 2, 2002 ("2002 Senior Credit Facility"), which was comprised of a $193.0 million term loan facility and a $45.0 million revolving credit facility were repaid in connection with the consummation of the Transactions and all outstanding letters of credit under our amended and restated August 2002 credit agreement were refinanced.
    New Senior Credit Facility. The New Senior Credit Facility is comprised of a senior secured revolving credit facility in a total principal amount of up to $50.0 million (less amounts received for letters of credit), which we refer to as the "New Revolving Credit Facility," and a senior secured term loan facility in an aggregate principal amount of $200.0 million, which we refer to as the "New Term Loan Facility." The New Revolving Credit Facility has a six-year maturity and the New Term Loan Facility has a seven-year maturity. We expect to use borrowings under the New Revolving Credit Facility for general corporate purposes, including working capital, capital expenditures and letters of credit. We used borrowings under the New Term Loan Facility together with proceeds from the offering of the 2005 Senior Subordinated Notes to pay the adjusted equity purchase price under the Acquisition, to repay outstanding debt, including the 2002 Senior Credit Facility, 1998 Senior Subordinated Notes, junior subordinated promissory notes, unreturned capital on certain preferred units, and to pay fees and expenses related to the Financing Transactions.
    The New Senior Credit Facility requires that we meet certain financial tests including, without limitation, a maximum total leverage ratio and a minimum interest coverage ratio. The New Senior Credit Facility allows a maximum ratio of consolidated debt to Adjusted EBITDA (as defined by the New Senior Credit Facility) beginning with the fiscal quarter ended June 30, 2005 (the first financial condition covenant test period), of 6.50. The New Senior Credit Facility contains customary covenants and restrictions including, among others, limitations or prohibitions on capital expenditures and acquisitions, declaring and paying dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, guarantees, recapitalizations, mergers, asset sales and transactions with affiliates.
    Additional borrowings and the issuance of additional letters of credit under the New Senior Credit Facility are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business or financial condition.
    Securitization Programs. On June 28, 2005, Alliance Laundry, through a special-purpose bankruptcy remote subsidiary, Alliance Laundry Equipment Receivables 2005 LLC ("ALER 2005"), and a trust, Alliance Laundry Equipment Receivables Trust 2005-A ("ALERT 2005A"), entered into a four year $330.0 million revolving credit facility (the "Asset Backed Facility"), backed by equipment loans and trade receivables originated by us. During the first four years of the new Asset Backed Facility, Alliance Laundry is permitted, from time to time, to sell its trade receivables and certain equipment loans to the special-purpose subsidiary, which in turn will sell them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the Asset Backed Facility in the form of funding notes, which are limited to an advance rate of approximately 95% for equipment loans and 60-70% for trade receivables. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $330.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. After four years from the closing date, which is June 27, 2009, (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years. As of June 30, 2005, the balance of variable funding notes due to lenders under the Asset Backed Facility for equipment loans was $205.8 million.
    Additional advances under the Asset Backed Facility are subject to certain continuing conditions, including but not limited to (i) covenant restrictions relating to the weighted average life, weighted average interest rate, and the amount of fixed rate equipment loans held by the trust, (ii) the absence of a rapid amortization event or event of default, as defined, (iii) our compliance, as servicer, with certain financial covenants, and (iv) no event having occurred which materially and adversely affects our operations.
    The variable funding notes under the Asset Backed Facility will commence amortization and borrowings thereunder will cease prior to four years after the closing date upon the occurrence of certain "rapid amortization events" which include: (i) a borrowing base shortfall exists and remains uncured, (ii) delinquency, dilution or default ratios on pledged receivables and equipment loans exceeding certain specified ratios in any given month, (iii) the days sales outstanding on receivables exceed a specified number of days, (iv) the occurrence and continuance of an event of default or servicer default under the Asset Backed Facility, including but not limited to, as servicer, a material adverse change in our business or financial condition and our compliance with certain required financial covenants, and (v) a number of other specified events.
    The risk of loss to the note purchasers under the new Asset Backed Facility resulting from default or dilution on the trade receivables and equipment loans is protected by credit enhancement, provided by us in the form of cash reserves, letters of credit and overcollateralization. Further, the timely payment of interest and the ultimate payment of principal on the facility is guaranteed by Ambac Assurance Corporation. All of the residual beneficial interests in the trust and cash flows remaining from the pool of receivables and loans after payment of all obligations under the Asset Backed Facility would accrue to the benefit of Alliance Laundry. Except for the retained interests and amounts of the letters of credit outstanding from time to time as credit enhancement, we provide no support or recourse for the risk of loss relating to default on the assets transferred to the trust. In addition, we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of such trade receivables and equipment loans.
    The estimated fair value of Alliance Laundry's beneficial interests in the accounts receivable and notes sold to ALERT 2005A are based on the amount and timing of expected distributions to Alliance Laundry as the holder of the trust's residual equity interests. Such distributions may be substantially deferred or eliminated, and result in an impairment of our residual interests, if repayment of the variable funding notes issued by ALERT 2005A is accelerated upon an event of default or rapid amortization event described above.
    The Asset Backed Facility replaces a similar facility previously maintained with CDC Financial Products, Inc., Bear, Stearns & Co., Inc. and Altamira Funding, LLC (the "ALERT 2002A Facility"). In connection with the establishment of the new facility, Alliance Laundry, through its special-purpose subsidiaries, repurchased and simultaneously resold the assets held by the ALERT 2002A Facility to the new Asset Backed Facility.
    1998 Senior Subordinated Notes. On January 4, 2005, we commenced a cash tender offer and consent solicitation with respect to all $110.0 million of our outstanding 1998 Senior Subordinated Notes. The tender offer for the 1998 Senior Subordinated Notes expired at 5:00 p.m. New York City time on February 2, 2005, and approximately 5.10% of the principal amount of the 1998 Senior Subordinated Notes remained outstanding after the consummation of the tender offer. We redeemed the remaining 1998 Senior Subordinated Notes in accordance with the indenture governing such notes on March 7, 2005.
    2005 Senior Subordinated Notes. As part of the Financing Transactions, we offered and sold $150.0 million of 2005 Senior Subordinated Notes and received proceeds of approximately $149.3 million. The 2005 Notes Indenture governing the 2005 Senior Subordinated Notes, among other things, restricts our ability and the ability of our restricted subsidiaries to make investments, incur or guarantee additional indebtedness, pay dividends, create liens, sell assets, merge or consolidate with other entities, enter into transactions with affiliates and engage in certain business activities.

    EBITDA and Adjusted EBITDA

    We have presented EBITDA below and Adjusted EBITDA below because certain covenants in the indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net (loss) income before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the indenture governing our 2005 Senior Subordinated Notes in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our New Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. The indenture governing our 2005 Senior Subordinated Notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.
    The following is a reconciliation from net (loss) income to EBITDA and from EBITDA to Adjusted EBITDA for the combined periods presented:


                                                Three Months Ended
                                             -------------------------
                                               June 30,     June 30,
                                                 2005         2004
                                             ------------ ------------
                                              Successor   Predecessor

Net (loss) income                                $(2,732)      $6,201
Provision for income taxes                        (2,352)           5
                                             ------------ ------------
Net (loss) income before income taxes             (5,084)       6,206

Adjustments:
  Interest expense                                 7,537        5,260
  Depreciation and amortization (a)                6,263        2,531
  Non-cash interest expense included
   in amortization above                            (602)        (477)
                                             ------------ ------------
EBITDA                                            $8,114      $13,520
                                             ============ ============

Adjustments:
  Finance program adjustments (b)                   (496)       1,097
  Other non-recurring charges (c)                  8,305          540
  Other non-cash charges (d)                         640          670
  Management fees paid to affiliates of Bain           -          257
                                             ------------ ------------
Adjusted EBITDA                                  $16,563      $16,084
                                             ============ ============


                    January 28,  January 1,   Six Months   Six Months
                   2005 through 2005 through    Ended        Ended
                     June 30,    January 27,   June 30,     June 30,
                      2005         2005         2005         2004
                   ------------ ------------ ------------ ------------
                    Successor   Predecessor    Combined   Predecessor

Net (loss) income      $(5,663)    $(28,392)    $(34,055)     $10,420
Provision for
 income taxes           (4,021)           9       (4,012)          54
                   ------------ ------------ ------------ ------------
Net (loss) income
 before income
 taxes                  (9,684)     (28,383)     (38,067)      10,474

Adjustments:
  Interest expense      11,301          995       12,296       12,370
  Depreciation and
   amortization (a)     10,404          526       10,930        5,118
  Non-cash
   interest
   expense
   included
   in amortization
   above                  (950)           -         (950)        (960)
                   ------------ ------------ ------------ ------------
EBITDA                 $11,071     $(26,862)    $(15,791)     $27,002
                   ============ ============ ============ ============

Adjustments:
  Finance program
   adjustments (b)         420           31          451        1,741
  Other non-
   recurring
   charges (c)           8,498       28,657       37,155        1,268
  Other non-cash
   charges (d)           6,246        1,089        7,335          670
  Management fees
   paid to
   affiliates of
   Bain                      -           83           83          511
                   ------------ ------------ ------------ ------------
Adjusted EBITDA        $26,235       $2,998      $29,233      $31,192
                   ============ ============ ============ ============

(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(c) Other non-recurring charges include executive retention costs included in administrative expenses and infrequently occurring items as follows:

    -- Other non-recurring charges in 2004 relate to expenses associated with a proposed initial public offering of Income Deposit Securities ("IDS"). In connection with the proposed IDS offering, as of December 31, 2004 we had incurred and recorded $1.3 million of offering related expenses in the consolidated statement of income. In addition we had capitalized $3.5 million of debt and offering related costs in other assets within the consolidated balance sheet. On December 7, 2004, we chose to abandon the proposed IDS offering, and consequently wrote off the $3.5 million of capitalized costs in 2004. As of June 30, 2004 we had incurred $0.7 million of expenses associated with this proposed transaction.

    -- Other non-recurring charges for the period from January 1, 2005 through January 27, 2005 relate to seller transaction costs of $18.8 million incurred as part of the business sale and a loss on the early extinguishment of debt of $9.9 million. The seller transaction costs are primarily comprised of transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, Bain and BRS advisory fees of $6.8 million and a management sale bonus of $6.2 million. The loss on early extinguishment of debt includes the write-off of $5.8 million of unamortized deferred financing costs associated with pre-Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes.

    -- Other non-recurring charges for the period from January 28, 2005 through June 30, 2005 relate to $8.0 million of costs associated with establishing a new asset backed facility for the sale of equipment notes and trade receivables and a periodic accrual under a one time retention bonus agreement, entered into with certain management employees concurrent with the Acquisition. Under the retention bonus agreements, the executives are entitled to receive special retention bonus awards upon the second anniversary of the closing date of the Acquisition, subject generally to their continued employment with Alliance Laundry through such date. The aggregate amount of retention bonuses payable under these agreements is approximately $2.3 million.

(d) Other non-cash charges are described as follows:

    -- Non-cash charges for the period from January 1, 2005 through January 27, 2005 relate to non- cash incentive compensation expense resulting from the acceleration of vesting for the incentive units at the date of the Acquisition.

    -- Non-cash charges for the period from April 1, 2004 through June 30, 2004 relate to non-cash incentive compensation expense related to management incentive units.

    -- Non-cash charges for the period from January 28, 2005 through June 30, 2005 relate to the amortization of $6.2 million associated with the inventory step-up to fair market value recorded at the Acquisition date.



    CONTACT: Alliance Laundry Holdings LLC
             Bruce P. Rounds, CFO, 920-748-1634